Filed Pursuant to Rule 424(b)(3)
File No. 333-133269
PROSPECTUS SUPPLEMENT NO. 1
(To Prospectus Dated May 8, 2006)
CYTRX CORPORATION
Common Stock
Warrants
     This Prospectus Supplement supplements our Prospectus dated May 8, 2006. This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in our Prospectus.
Selling Securityholders
     The table beginning on page 23 in the Prospectus titled “Selling Securityholders” is amended by this Prospectus Supplement to reflect that JMG Capital Partners, LP transferred a warrant for the purchase of 297,619 shares of our common stock registered by this Prospectus to G. Tyler Runnels. The beneficial ownership information for the selling securityholder listed below is as of May 16, 2007.

Beneficial Ownership
	Beneficial Ownership Before Offering(1)			After Offering (1)(3)
Number of
	Number of		Shares Being	Number
	Shares	Percent (2)	Offered	of Shares	Percent (2)
G. Tyler Runnels	347,274 (4)	*	347,274 (4)	0	0

*	Less than one percent.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible securities currently exercisable or convertible, or exercisable or convertible within 60 days, are deemed outstanding, including for purposes of computing the percentage ownership of the person holding such option, warrant or convertible security, but not for purposes of computing the percentage of any other holder.

(2)	Included as outstanding for this purpose are 86,813,178 shares outstanding on May 7, 2007, plus, in the case of each of the selling securityholder, the shares issuable upon exercise of the options or warrants held by such selling securityholder (but not including shares issuable upon exercise or conversion of any other options, warrants or other securities held by any other person).

(3)	Assumes that all shares and warrants included in this prospectus will be sold by the selling securityholder.

(4)	Represents 347,274 shares of our common stock issuable upon exercise of warrants, which includes 49,655 shares of our common stock issuable upon exercise of warrants owned by G. Tyler Runnels or Jasmine Niklas Runnels TTEES The Runnels Family Trust DTD 1-11-2000. G. Tyler Runnels has not had any material relationship with us or any of our affiliates within the past three years.
* * * * *
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement. Any representation to the contrary is a criminal offense.
The date of this Prospectus Supplement is June 12, 2007.

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